                               SUPPORT AGREEMENT
                               -----------------

     SUPPORT AGREEMENT (this "Agreement"), dated as of March 26, 1998 between the persons listed on Schedule A hereto (each, a "Shareholder") and Dover Downs Entertainment, Inc., a Delaware corporation ("Parent").

                                  WITNESSETH:

     WHEREAS, concurrently herewith, Parent, FOG Acquisition Corporation, a California corporation and wholly-owned subsidiary of Parent ("Sub"), and The Grand Prix Association of Long Beach, Inc., a California corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger
 -------                                                            ------
Agreement"), pursuant to which it is contemplated that Sub shall merge with the
---------
Company (the "Merger");
              ------

     WHEREAS, each Shareholder owns, as of the date hereof, the number of shares of Common Stock, no par value, of the Company (the "Common Stock") set forth opposite such Shareholder's name on Schedule A hereto (the "Existing Shares",
                                                            ---------------
together with any shares of Common Stock acquired after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares") and the number of options to purchase Common Stock set forth opposite
 ------
such Shareholder's name on Schedule A hereto;

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Shareholder agree, and each Shareholder has agreed, to enter into this Agreement; and

     WHEREAS, Parent has entered into the Merger Agreement in reliance on Shareholder's representations, warranties, covenants and agreements hereunder;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other, good and valuable consideration, and intending to be legally bound hereby, it is agreed as follows:

1.   Agreement to Vote.  Each Shareholder hereby agrees that, during the time
     -----------------
the Merger Agreement is in effect, at any meeting of the shareholders of the Company, however called, that such Shareholder shall: (a) vote the Shares in favor of the Merger, (b) vote the Shares in favor of the election of up to three
(3) nominees of Parent to the Board of Directors of the Company after the nomination of such persons by the Board of Directors of the Company in accordance with the terms of the Merger Agreement, and (c) vote the Shares against any action or agreement that such Shareholder is advised by the Board of Directors of the Company in the applicable proxy materials would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement. Each Shareholder acknowledges receipt and review of a copy of the Merger Agreement. In furtherance thereof, each Shareholder hereby irrevocably grants to, and appoints, Klaus M. Belohoubek, and any other individual who shall hereafter be designated by Parent, such Shareholder's proxy and attorney-in-fact (with full power of substitution), and for and in the name, place and stead of such Shareholder, subject to Section 5 hereof, to vote the Shares held by such Shareholder in accordance with the terms and conditions of the provisions of the first sentence of this Section 1.1. Each Shareholder represents that any proxies heretofore given in respect of such Shareholder's Shares that conflict with the foregoing proxy are not irrevocable, and that any such proxies are hereby revoked. Each Shareholder hereby affirms that its proxy set forth in this Section is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Such Shareholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of such Shareholder's voting obligations under this Agreement. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

2.   Option.
     ------

     2.1 Each Shareholder hereby grants to Parent an irrevocable option, subject to Section 5, exercisable as provided herein ("Option"), to purchase the
                                                       ------
Shares for shares of Parent Common Stock (as defined in the Merger Agreement) in accordance with the Exchange Ratio set forth in the Merger Agreement (provided, however, that the reference to the fifteen (15) consecutive business days next preceding the Effective Time in the definition of Average Closing Price therein shall be a reference to the fifteen (15) consecutive business days next preceding termination of the Merger Agreement). The purchase price shall also include the associated Parent Rights as provided in the Merger Agreement (such rights, together with the shares of Parent Common Stock, being referred to herein as the "Option Purchase Price"). In addition to the shares of Parent Common Stock, Parent agrees to indemnify each Shareholder against all income taxes due or to become due, if any, which result directly from the sale of the Shares to Parent or the issuance of the Parent Common Stock to such Shareholder (but not from the subsequent resale of such Parent Common Stock) as a result of Parent's exercise of the Option, grossed up to reflect the income taxes due as a result of the payments of such tax liabilities, including tax liabilities relating to all gross-up payments, by Parent. Such amount due shall be paid by Parent to each Shareholder at least 10 days prior to the due date for each of such taxes (including estimated payment due dates).

     2.2 The Option may be exercised by Parent, as a whole and not in part, at any time commencing upon the termination of the Merger Agreement pursuant to and in accordance with Section 10.4(a) or 10.4(b) thereof for a period terminating on the later of (a) August 30, 1998 or, if the Merger shall have not theretofore been consummated because of a failure of a condition set forth in Sections 9.1(b), (c) or (d) of the Merger Agreement, September 30, 1998, as applicable, or (b) the date which is 45 days following the date this Option first became exercisable. If the Parent wishes to exercise the Option, the Parent shall give written notice to each Shareholder of Parent's intention to exercise the Option (with a copy thereof to the Company) specifying the place, time and date not earlier than three business days and not later than 20 days from the date such notice is given for the closing of such purchase (the "Closing"). The
                                                            -------
Closing shall be held on the date specified in such notice unless, on such date, there shall be any preliminary or permanent injunction or other order, decree or ruling by any court of competent jurisdiction or any other legal restraint or prohibition preventing the consummation of such purchase, in which event such Closing shall be held as soon as practicable following the lifting, termination or suspension of such injunction, order, restraint or prohibition (each party agreeing to use its reasonable best efforts to have such injunction, order, restraint or prohibition lifted, terminated or suspended), but in any event within two business days thereof; provided, however, that Parent's right to acquire the Shares shall terminate on the date this Agreement terminates pursuant to Section 5 hereof. Each Shareholder's obligations to sell Shares upon exercise of the Option is subject to the conditions that (i) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of the Shares shall have expired or been terminated and (ii) there shall be no preliminary or permanent injunction or other order, decree or ruling preventing or restricting the sale of the Shares. Parent and each Shareholder shall each promptly make such filings and provide such information as may be required under the HSR Act with respect to the purchase of the Shares.

     2.3 Parent hereby agrees that, in the event that it purchases the Shares pursuant to the Option, as promptly as practicable thereafter, Parent will, or cause Sub to either (i) make a tender offer for the remaining Shares to the shareholders of the Company (other than Parent and its direct and indirect wholly-owned subsidiaries) or (ii) consummate a merger of Sub with and into the Company (the consummation of which shall be subject only to the condition that no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling prohibiting the consummation of such tender offer or merger) pursuant to which the shareholders of the Company (other than any direct or indirect wholly-owned subsidiary of Parent and holders with perfected dissenters' rights) will receive shares of Parent Common Stock and Parent Rights equal to the Option Purchase Price per share of Common Stock, and will take such actions as may be necessary or appropriate in order to effectuate such tender offer or merger at the earliest practicable time.

     2.4  Payment and Delivery of Certificates.  At any Closing hereunder (a)
          ------------------------------------
the Parent shall deliver to each Shareholder the shares of Parent Common Stock required to be delivered pursuant herein and (b) such Shareholder shall each deliver or cause to be delivered to the Parent a certificate or certificates evidencing their Shares in proper form for transfer, accompanied by stock powers duly executed in blank against receipt of the Parent Common Stock referenced in item (a). The shares of Parent Common Stock issued to the Shareholders upon exercise by Parent of the Option will be the subject of a registration statement declared effective by the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended.

     2.5  Adjustment Upon Changes in Capitalization.  In the event of any
          -----------------------------------------
dividend other than regular quarterly cash dividends on the Parent Common Stock not materially greater than in the past, distribution, stock split, stock dividend, reclassification, subdivision, recapitalization, combination or exchange of shares or other similar transaction with respect to the Common Stock, the Option Purchase Price shall be appropriately adjusted.

     2.6 If, after purchasing the Shares pursuant to the Option, Parent or Sub or any of its affiliates enters into any agreement or understanding during the period commencing on the date of the Closing and ending on the first anniversary thereof, pursuant to which it is entitled to receive any cash or non-cash consideration (valued at its fair market value) in respect of the Shares in connection with an Alternative Proposal (as defined in the Merger Agreement), Parent shall promptly pay, or cause to be promptly paid, over to the Shareholders, as an addition to the Option Purchase Price (valued based on the Average Closing Price referenced in Section 2.1) the excess, if any, of such consideration over the Option Purchase Price paid for the Shares which are so sold; provided, however, that (i) if the consideration received by Parent or Sub or any of its affiliates shall be securities listed on a national securities exchange or trade on the Nasdaq National Market, the per share fair market value of such consideration shall be equal to the closing price per share of such securities listed on such national securities exchange or the Nasdaq National Market on the date such transaction is consummated, and (ii) if the consideration received by Parent or Sub or any of its affiliates shall be in a form other than cash or securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Parent and the Shareholders, or, if Parent and the Shareholders cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. With respect to non-cash consideration, Parent may, at its option, deliver to the Shareholders their allocable portion of such non-cash consideration in satisfaction of Parent's obligation with respect to that portion of the consideration.

3.   Representations and Warranties of Shareholder.  Each Shareholder represents
     ---------------------------------------------
and warrants, as to itself, to Parent as follows:

     3.1  Ownership of Shares.  On the date hereof the Existing Shares are all
          -------------------
of the Shares currently beneficially owned by such Shareholder other than pursuant to Options (as defined in the Merger Agreement). Such Shareholder does not have any rights to acquire any additional shares of Common Stock other than pursuant to Options. Such Shareholder currently has with respect to the Existing Shares, and at Closing will have with respect to the Shares, good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by this Agreement, the ROFR Agreement, other encumbrances identified on Schedule B which will be discharged at or prior to or at the Closing and other than restrictions on transfer under applicable Federal and State securities laws). The sale of the Shares to Parent upon exercise of the Option will transfer to Parent good, valid and marketable title to the Shares, free of all liens, encumbrances, restrictions and claims of every kind other than restrictions on transfer under applicable federal and state securities laws.

     3.2  Power; Binding Agreement.  Each Shareholder has the full legal right,
          ------------------------
power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution and delivery of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such

Shareholder, enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will (a) other than filings required under the federal or state securities laws or the GCL (as defined in the Merger Agreement), require any consent or approval of or filing with any governmental or other regulatory body, or (b) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which such Shareholder is a party or by which such Shareholder is bound.

     3.3  Finder's Fees.  No person is, or will be, entitled to any commission
          -------------
or finder's fees from such Shareholder in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

4.   Representations and Warranties of Parent.  Parent represents and warrants
     ----------------------------------------
to the Shareholders as follows:

     4.1  Authority.  Parent has full legal right, power and authority to enter
          ---------
into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Parent will not violate any other agreement to which Parent is a party. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding agreement of Parent, enforceable in accordance with its terms. Neither the execution of this Agreement nor the consummation by Parent of the transactions contemplated hereby will (a) require any consent or approval of or filing with any governmental or other regulatory body, or (b) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Parent is a party or by which it is bound.

     4.2  Finder's Fees.  No person is, or will be, entitled to any commission
          -------------
or finder's fee from Parent in connection with this Agreement or the transactions contemplated hereby exclusive of any commission or finder's fees referred to in the Merger Agreement.

5.   Termination.  This Agreement (other than the provisions of Sections 6 and
     -----------
7) shall terminate on the earliest of (a) the Effective Time (as defined in the Merger Agreement), and (b) the later of (i) August 30, 1998 or, if the Merger shall have not theretofore been consummated because of a failure of a condition set forth in Sections 9.1(b), (c) or (d) of the Merger Agreement, September 30, 1998, as applicable, and (ii) the date which is the 45th calendar day following the termination of the Merger Agreement pursuant to Section 10.4(a) or 10.4(b) thereof, and (c) the date of the termination of the Merger Agreement (other than pursuant to Section 10.4(a) or 10.4(b) thereof) in accordance with its terms.

6.   Expenses.  Except as provided in Section 18, each party hereto will pay all
     --------
of its expenses in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisers.

7.   Confidentiality.  Each Shareholder recognizes that successful consummation
     ---------------
of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to these matters. In this connection, pending public disclosure, each Shareholder agrees that such Shareholder will not disclose or discuss these matters with anyone (other than officers, directors, legal counsel and advisors of any Shareholder or the Company, if any) not a party to this Agreement, without prior written consent of Parent, except for filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or disclosures Shareholder's legal counsel advises in writing are necessary in order to fulfill Shareholder's obligations imposed by law, in which event Shareholder shall give prompt prior notice of such disclosure to Parent. Anything in this Section 7 to the contrary notwithstanding, nothing in this Agreement shall limit any Shareholder from exercising any of its rights or performing any of its duties as an officer or a director of the Company.

8.   Certain Covenants of Each Shareholder.
     -------------------------------------

     8.1 Except in accordance with the provisions of this Agreement, each Shareholder agrees, while this Agreement is in effect, not to, directly or indirectly:

          (i) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or

          (ii) take any action to encourage, initiate or solicit any inquiries or the making of any Alternative Proposal or, except to the extent Shareholder believes is required for Shareholder, in its capacity as an officer or director of Company, to discharge its fiduciary duties, following consultation with counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal or otherwise assist or facilitate any effort or attempt by any person or entity (other than Parent, or their officers, directors, representatives, agents, affiliates or associates) to make or implement an Alternative Proposal. Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations on its part with any parties conducted heretofore with respect to any of the foregoing, and will notify Parent promptly if it becomes aware of any such inquiries or that any proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be instituted or continued with, the Company (or its officers, directors, representatives, agents, affiliates or associates).

     8.2 Each Shareholder agrees, while this Agreement is in effect, to notify Parent promptly of the number of any shares of Common Stock acquired by each Shareholder after the date hereof.

     8.3 Each Shareholder hereby resigns at the Effective Time from all director positions held in the Company or any direct or indirect subsidiary of the Company except as provided in any employment agreement being entered into or continued in connection with the transactions contemplated herein.

     8.4 Each Shareholder agrees that it will not transfer any of the Shares unless the transferee agrees to be bound by the terms of this Support Agreement, including, without limitation, the provisions of Articles 1 and 2 hereof.

     8.5 Each Shareholder who has vested options to acquire shares of Common Stock hereby agrees that, upon the receipt of a written request from Parent during the term hereof, it will exercise such options as soon as reasonably practicable after its receipt of such notice (if not theretofore exercised). Parent hereby agrees that it will indemnify each Shareholder so exercising such options against all income taxes due or to become due, if any, which result from the issuance of shares of Common Stock upon the exercise of such option and/or, if the Option is exercised, upon the exercise of the Option by Parent, grossed up to reflect the income taxes due as a result of the payments of such tax liabilities, including tax liabilities related to all gross-up payments, by Parent. Such amount due shall be paid by Parent to each Shareholder at least 10 days prior to the due date for each of such taxes (including estimated payment due dates).

9.   Notices.  All notices or other communications required or permitted
     -------
hereunder shall be in writing (except as otherwise provided herein), given in the manner provided in the Merger Agreement, and shall be deemed duly given when received, addressed as follows:

If to Parent:
                    Denis McGlynn
                    President & Chief Executive Officer
                    Dover Downs Entertainment, Inc.
                    1131 N. DuPont Highway
                    Dover, DE  19901

With a copy to:     Klaus M. Belohoubek, Esquire
                    Dover Downs Entertainment, Inc.
                    2200 Concord Pike
                    Wilmington, DE  19803

If to any Shareholder, at its address set forth on Schedule A hereto.

10.  Entire Agreement; Amendment.  This Agreement, together with the documents
     ---------------------------
expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by the party against whom such modification, amendment, alteration or supplement is sought to be enforced.

11.  Assigns.  This Agreement shall be binding upon and inure to the benefit of
     -------
the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent may assign, any or all of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent without the consent of Shareholder or Company, but no such transfer shall relieve Parent of its obligations under this Agreement if such subsidiary does not perform the obligations of Parent hereunder.

12.  Governing Law.  Except as expressly set forth below, this Agreement shall
     -------------
be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable
principles of conflicts of laws thereof.   In addition, Parent and each
Shareholder hereby agree that any dispute arising out of this Agreement, the offer or the Merger shall be heard in the Court of Chancery of the State of Delaware or in the United States District Court for the District of Delaware and, in connection therewith, each party to this Agreement hereby consents to the jurisdiction of such courts and agrees that any service of process in connection with any dispute arising out of this Agreement, or the Merger may be given to any other party hereto by certified mail, return receipt requested, at the respective addresses set forth in Section 9 above.

13.  Injunctive Relief.  The parties agree that in the event of a breach of any
     -----------------
provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to obtain in any court of competent jurisdiction a decree of specific performance or to enjoin the continuing breach of such provision, in each case without the requirement that a bond be posted, as well as to obtain damages for breach of this Agreement. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

14.  Counterparts; Facsimile Signature.  This Agreement may be executed,
     ---------------------------------
including execution by facsimile, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

15.  Severability.  Any term or provision of this Agreement which is invalid or
     ------------
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

16.  Further Assurances.  Each party hereto shall execute and deliver such
     ------------------
additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

17.  Third Party Beneficiaries.  Except for Section 2.3, for which the Company
     -------------------------
is a third party beneficiary, nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

18.  Legal Expenses.  In the event any legal proceeding is commenced by any
     --------------
party to this Agreement to enforce or recover damages for any breach of the provisions hereof, the prevailing party in such legal proceeding shall be entitled to recover in such legal proceeding from the losing party such prevailing party's costs and expenses incurred in connection with such legal proceedings, including reasonable attorneys fees.

19.  Amendment and Modification.  This Agreement may only be amended, modified
     --------------------------
and supplemented by a written document executed by all the parties affected.

20.  Obligations Several.  The obligations of each Shareholder hereunder are
     -------------------
several, not joint and several.

     IN WITNESS WHEREOF, Parent has caused this Agreement to be executed by its duly authorized officers, and each Shareholder has duly executed this Agreement, as of the date and year first above written.

                              Dover Downs Entertainment, Inc.


                              By:
                                  ---------------------------
                                  Name:
                                  Title:

                              SHAREHOLDERS:


                              -------------------------------
                              Name:


                              -------------------------------
                              Name:


                              -------------------------------
                              Name:


                              -------------------------------
                              Name:


                              -------------------------------
                              Name:


                              -------------------------------
                              Name:


                              -------------------------------
                              Name:

                                  Schedule A

Shareholder
(and Address)                           Shares Owned         Options Owned
-------------                           ------------         -------------
Neil Matlins
The Lincoln Fund                           66,600
The Lincoln Fund Tax Advantaged            18,750
The Gordon Fund, LP                        15,625
Matlins Financial Consulting, Inc.          6,250
C/o Matlins Financial Consulting, Inc.
4 West Old State Capitol Plaza
Suite 710
Springfield, IL. 62701

Gemma Bannon                               23,049                9,064
C/o GPALB, Inc.
3000 Pacific Avenue
Long Beach, Ca. 90806

Mike Clark                                 32,190               12,691
C/o GPALB, Inc.
3000 Pacific Avenue
Long Beach, Ca. 90806

Dwight Tanaka                              55,204               20,830
C/o GPALB, Inc.
3000 Pacific Avenue
Long Beach, Ca. 90806

Rod Wolter                                    500                    0
C/o Gateway International Raceway
700 Raceway Blvd.
Madison, IL. 62060

Todd Bridges                                1,400                    0
C/o Memphis Motorsports Park
5500 Taylor Forge Drive
Millington, Tn. 38053

John R. Queen, Jr.                         86,910               11,952
C/o Merrill Lynch Pierce Fenner & Smith
Imperial Bank Tower
701 B Street, Suite 2330
San Diego, Ca. 92101

                                  Schedule A

Shareholder
(and Address)                           Shares Owned         Options Owned
-------------                           ------------         -------------
Christopher R. Pook                       376,010              174,435
C/o GPALB, Inc.
3000 Pacific Avenue
Long Beach, Ca. 90806

Jim Michaelian                            176,498              108,702
C/o GPALB, Inc.
3000 Pacific Avenue
Long Beach, Ca. 90806

Wayne Kees                                 49,014               11,952
P.O. Box 6910
Santa Barbara, Ca. 93160-6910

Jim Sullivan                               56,027               14,939
C/o S.R.E. Industries
3424 W. Magnolia Blvd.
Burbank, Ca. 91505

George Pellin                              59,195               14,939
C/o Pellin Automotive
1209 East Nadeau Street
Los Angeles, Ca. 90001

Joe Ainge                                  46,027               14,939
860 Kallin AVenue
Long Beach, Ca. 90815

Dan Gurney                                 73,828               11,952
C/o All American Racers
2334 S. Broadway
Santa Ana, Ca. 92707

John R. Queen, III                         36,570                    0
C/o Hotchkis & Wiley
800 W. 6th Street, 5th Floor
Los Angeles, Ca. 90017

                                  Schedule A

Shareholder
(and Address)                           Shares Owned         Options Owned
-------------                           ------------         -------------
Rod & Gayle Sette                          47,965                    0
1339 Cypress Pointe Drive
Banning, Ca. 92220

Gilbert Fries & Mary Lou Lambert           35,000                    0
7 Lorjen
Coto De Caza, Ca. 92679

Herman Maier                               14,228                    0
P.O. Box 3213
Rancho Santa Fe, Ca. 92067

John Read                                  60,000
802 Gunn Road
Port Angeles, Wa. 98362

Ruth Queen                                 38,557               11,952
13341 Twin Hills Drive, Apt. 57B
Seal Beach, Ca. 90740

Lou Mirabile                               67,341                    0
C/o Kensington Motors
1212 Long Beach Blvd.
Long Beach, Ca. 90813

Mike & Penny Niccole                       35,570                    0
16861 Coral Cay Lane
Huntington Beach, Ca. 92649

Rod Bryan                                  23,120

L.H. Friend, Weinress, Frankson
& Presson, Inc.                            31,250